News Release

Weatherford Confirms it Remains within Debt Covenants

BAAR, Switzerland, November 1, 2016 - As of September 30, 2016 Weatherford International plc (NYSE: WFT) revolving and term loan credit facility covenant calculations are as follows:

•	Specified Senior Leverage Ratio of 1.94x (versus a maximum ratio of 3.0x)

•	Specified Senior Leverage and Letters of Credit ratio 3.67x (versus a maximum ratio of 4.0x)

•	Specified Asset Coverage Ratio of 12.7x (versus a minimum ratio of 4.0x)
Based on our current fourth quarter 2016 forecast, we expect to meet all covenants at the end of the year. The relative tightness that we are currently experiencing on the Specified Senior Leverage and Letters of Credit ratio is expected to be alleviated by improving EBITDA and a declining balance of Letters of Credit. Additionally, given our growing order book, increasing tender flow and the recovering levels of customer activity, we expect to continue to meet all applicable revolving and term loan revolving and credit facility covenants through the remainder of 2017.

About Weatherford
Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 100 countries and has a network of approximately 1,000 locations, including manufacturing, service, research and development, and training facilities and employs approximately 31,000 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Twitter, YouTube and Facebook.
Forward-Looking Statements
This news release contains forward-looking statements. These forward-looking statements include, among other things, the Company’s forecasts and expectations regarding business outlook and performance  and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

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Weatherford Contacts
Krishna Shivram
Executive Vice President and Chief Financial Officer
+1.713.836.4610

Karen David-Green
Vice President - Investor Relations, Corporate Marketing and Communications
+1.713.836.7430